Exhibit 99.1

[Cornerstone Ministries Investments, Inc. Letterhead]

February 20, 2008

Dear Valued Investor,

We at Cornerstone Ministries Investments, Inc. (“CMI”) value our relationship with our investors greatly.  For over 23 years we have served you and many like you, as well as our many borrowers.  We are grateful for the partnership we have had with you.

In recent weeks, due to negative conditions in many markets, including the real estate and credit markets, we have been experiencing very tight cash flow and have been unable to pay our current interest and maturing principal.  We have been working proactively on a number of fronts to try to address this situation and, above all, to take steps to protect your investments with us.  CMI reached a point where a decision had to be made to either default on a small number of bonds, which unfortunately meant that all the bondholders would be affected, or to seek to reorganize under the protection of the court.

After much consultation and deliberation, the Board of Directors believes it is in the best interest of all the investors to seek the protections provided by a voluntary filing for reorganization in the Federal Bankruptcy Court.  We believe that this provides the most protection, and gives CMI the opportunity to reorganize.

Filing for voluntary reorganization under Chapter 11 of the Bankruptcy Code means that CMI will have an opportunity to seek to redress the imbalance that has occurred in its operations.  A proactive strategy provides us the most flexibility to work with you, and our borrowers, in an effort to rebuild the business that has operated so successfully over the years.

The process of voluntary reorganization is overseen by the Federal Bankruptcy Court, in our case located in Gainesville, Georgia, and the Office of the United States Trustee.  During this process, we will be providing information to the Court and, if one is appointed, the creditors’ committee, and proposing a plan to reorganize the company.  The exact nature of that plan has not been determined, and there are other necessary steps to be completed before we present a plan for your approval.

We are doing everything we can to work with the Court to expedite our reorganization.  We appreciate the hardship this will cause for some investors, and regret it deeply.  However, by law, we are limited in our actions at this time and, as a general rule, must treat similarly situated investors equally.  As of February 10th, your investment with CMI will be put “on hold,” and any interest you have earned up to that date will be recorded and credited to your account at Cornerstone.

We will communicate to you regularly about our progress.  To help keep you informed, our claims agent will have a website and live call center where you can check on your claim and the progress of the reorganization.  In the interim, you can call your investment representative or call us here in Atlanta (678-455-1100).

Our primary interest at this time is you, our investors.  Again, we are pledged to serve you as best we can and as the law allows.  We will keep you informed of our progress in doing so. Thank you for your patience.

Respectfully,

Jack Ottinger

President/CEO